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FERMI INC.

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VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

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Item 1: On June 30, 2026, Toby R. Neugebauer delivered an investor presentation titled, “Securing Maximum Value for Fermi Shareholders,” a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “June 30 Town Hall”).

Item 2: The following is a transcript of the June 30 Town Hall.

Transcript of

Neugebauer and Fermi Analysts Live Town Hall

“Securing Maximum Value for Fermi Shareholders”

June 30, 2026

Company Participants

Toby Neugebauer – Co-Founder, Fermi America

Cathy Landtroop – Landtroop Strategies

Conference Call Participants

Stephen Gengaro – Stifel, Nicolaus & Company, Incorporated, Research Division

Jeremy Shoykhet – Randian Capital

Operator:

Good afternoon. Thank you for standing by, and welcome to the Neugebauer and Fermi Analysts Live Town Hall. At this time, all participants are on a listen-only mode. Legal disclaimers for this call are on the screen, and you are encouraged to read them in their entirety.

I’d now like to turn the call over to Toby Neugebauer, the co-founder and largest shareholder of Fermi America for live opening remarks.

Toby Neugebauer – Co-Founder, Fermi America:

Good afternoon, everybody. I almost want to correct something: my wife is the largest shareholder. I just get to speak for her today. When I think about June 30th – and I think it’s the #1 question – we anticipated June 30th to be a big day for Fermi. We anticipated, at the time of our departure, that this would be the day that we would announce 2 tenants. We always — our friend, Nick, with Evercore always says, “Toby likes to announce things on holidays.” This one was the birthday of one of our key negotiators for Tenant 1 and Tenant 2.

Before we just start this call, I really do think that, as shareholders, we have to move on beyond “are we getting a tenant?” That is not what this call is about. That should not be what’s in your thought process. Again, we were planning on June 30 being the announcement of our first 2 tenants, but at least our first one. As I was reflecting on, if it’s not about the tenant, then what is the call about? What does Toby want? What is Toby worried about? I didn’t sleep last night, and I came up with a slide that sums up what I think we are all worried about – the 10 of us that have left. Frankly, we’ve just gotten some wonderful support today from 2 of the top investors on the planet. I’m just so humbled.

A key concept to keep in mind when we’re having these questions today is this: contracts are either an asset or a liability of a company. When I woke up at 3 – and I know a bunch of Fermi people are listening and they know that’s true – contracts are either an asset or a liability. It’s exponentially true for the huge, complex contracts that Fermi has and must enter into in order to fulfill its mission. It’s exponentially true when you weigh Fermi’s balance sheet against the size of the contracts that it must enter into. As I worried about this all night, the #1 contract that came to my mind is the EPC contract. The EPC contract that Fermi enters into is either a wonderful asset for the company or a huge potential liability.

I almost feel baited in Jacobo that we announced the Primoris contract. Go back one. This is either an asset or a liability. To say that the Primoris contract is a Fermi 2.0 contract, that was not, is not the case when I was there. Obviously, I promised Melissa and everybody that I wouldn’t go into greater detail, but these are the things that I’m worried about. I hope for sure that the Board – hopefully, it’s a new contract with the refunds that were promised and the new wage rates, et cetera, were included in that.

Another example is a gas contract. The supply of gas for Fermi is either a wonderful asset of Fermi or it’s a potential liability. Another example is our grid connect. That is either a wonderful asset – let me be clear. I’ll give you a little bias on this one. Our grid contract is a wonderful asset, and our grid relationship is. Or it’s a liability. For some people, it will be a liability. Then there’s just the dozens of other contracts that affect execution, and they’re either an asset or a liability of Fermi. Frankly, these contracts, whether they’re assets or liabilities, are only as good as the people stewarding over these contracts. These people are either an asset of Fermi or they’re a liability. What I hear all the time is a tenant, tenant, tenant.

A contract with a tenant is an exponential, asymmetrical asset or liability. What I did when I killed Fermi 1.0 was I looked at, in December, these types of contracts and determined that they were an asymmetrical liability for the company. All I’m wanting to do — when you look at the penalties associated with these contracts, if you execute these contracts with these tenants, these are some of the most highly economic contracts on the planet. I believed we could do that, but if you fail to perform these contracts — and there are some wonderful examples. I don’t know if I want to say names, but anyone can look at the landscape of failed contracts. I mentioned many times the Stargate ones on the roadshow. The important thing is to have the right team of contracts and stewards to guarantee that we are asymmetrically successful and aren’t exposed to the liability.

I’m going to quickly go through some of the slides. Quickly. I was on the phone yesterday with one of our largest new shareholders. I realized we’ve had such turnover in the shareholder base that not everybody understood what I was asking for. I just want to state an obvious key concept: competitive tension, my lawyers had to say that I have to say could, everyone here knows, could create substantially greater value for the shareholders. That’s what I want.

I want to go straight to who I believe Tenant 1 is, who may be on the call. You know how the family feels about you. You know we’ve offered, even post-facto, whatever we can do to help you be successful for free. If staying away is the best thing for you, we’re great with that. This presentation isn’t directed at you because we – as I wrote in a letter – we have nothing but great affinity for you, and wish we were announcing a deal together today.

Having said that, this is the decision. This contract is the decision for the shareholders of Fermi, and that’s who we need to stay focused on. What we’ve just asked for is to make sure that we’re dealing with real issues through a proper board governance of our leasing pricing risk, the financing risk in terms of the cost of capital associated with this, the dilution risk and, as I’ve just talked about, the execution risk. For those – like I said – I talked to one of our largest shareholders, yesterday, who didn’t understand that we were for all offers. I am not interested in coming back. I’ve got my new company purpose.

The entire 10 of us that were Fermi 2.0 have gone, and we’re not trying to come back. All we wanted to do is have an independent committee with a real Board governance, not the many committees that currently exist. We want a banker-led market test, and we are the one who appointed Broadhaven. They absolutely serve a purpose, but they’re not — they don’t have the broad relationships with all of the potential deals, all the potential people who are interested in Fermi. We’ve been for a dual track process. We love Tenant 1, who we think is Tenant 1. Let’s put as the Tenant 1 we left with. We also know this is too big of a decision. We just want evidence-based decision-making.

Quickly, I’m not going through all of these. The last one was 33. I cut it down to 8. I don’t believe that the Board — and literally before — I know Marius is on — Marius, I got a call from one of our most important stakeholders saying he reached out. I mean, I get calls from serious, serious people and serious investment banks all the time saying that you will not entertain any other offer. That is not in your fiduciary duty. This has happened between 3 major investment banks who I just got a call from. I guess you heard I was having this. This is someone who has been a massive investor, massive supporter into Fermi. They’re so far along on the due diligence, they’re asking questions like “what’s the salinity of the water at the site?” We’re turning these people away. I just want an open process.

Again, I’m going to get quickly because this is all about — all of us know we sit on the probably highest concentration of permittable gigawatts in the world, at least the Western world, on a great lease with tons of water. We control — no one controls more available electron generation capacity than we do. No need. You all heard me brag about Fermi enough. I think everybody is tired of that. I’m almost tired of hearing myself.

Our thesis for the strategic go-to-market — again, I wouldn’t be reviewing these slides. I did it on May 21 — is it’s the 3 Cs, okay. My background is energy and these 3 Cs applied in my entire career. Capital. The natural steward of Fermi has the lowest cost of capital or a low cost of capital. The natural steward of Fermi is either a customer or has customers. The natural steward of Fermi is excellent at construction because, as you all heard me say the last time I was on this webinar, is, I, absolutely, my kids will have children, intend to be there, in 2035 with the grandkids, showing them what we started in ‘25 and ‘26. Next one. I’m trying to go through here so we can get to the questions quickly.

I think these are it. I know my adviser has called the company up. We have hyperscalers. I thought the oil and gas majors were going to be in. I was so disappointed Chevron didn’t do us and did the Microsoft deal, but they’re going to be natural players into this. The data center developers with the infrastructure, the sovereign wealth funds. Those guys are very interested. Obviously, we have NeoClouds very interested as well. One of the most preeminent ones has reached out, and the chip makers need us. I actually think, when you look at who the natural thing is, we showed this chart to you all last time, and it just shows you those who have the — this is a big fight over that AI pie. Fermi is so well positioned to grab a bunch of it. Some of these other players who already have a big piece, it makes incredible sense for them to grab up Fermi, so that they can maintain their big, big piece of the pie.

Nate, let’s see what else we have. Obviously, you guys know the multiples better than us. These may even be dated. The point is there are people that trade at multiples of what we are, that gobbling up us as a piece of the pie, expands their piece of the pie, and allows their pie to grow faster. Again, I want to get to the questions.

This whole rumor that Toby is just trying to get a 20% premium or 30% premium and take his money off. Why would I do that? I didn’t work so hard with this team to gobble up all of the critical components, to basically control the supply of the pie growth, to give it away for a 20% premium over a ridiculous share price. I’m not opening up options. Again, love Tenant 1, who I believe Tenant 1 is. I hope it is that group and everybody else. My goal is to maximize value for all of the shareholders.

This also is about governance. This is the last thing I’ll do. I’ll put the slides away and get ready for the questions, This is a joke, okay? What is sad, Governor, is — Miles, I bet you’re on — we actually started what is this Texas renaissance and the Texas Stock Exchange at my ranch. I think, Governor, it was in 2014. We brought the DTCC, the Fed, the head of the FDIC. Everybody came to Barefoot. What we — and they just had Hurricane Sandy and we said, hey, at least your stock certificates, if they’re safely in Dallas, won’t be flooded out. Here we are on the cusp and what’s going on at Fermi has huge implication for governance, from SpaceX to all of the other companies looking at coming to Texas. Is this the Wild West? Or is this a place where shareholders and board members can come together in a serious way, not to second-guess business decisions, but to govern and steward over the nation’s largest companies.

This is way bigger than Toby. This is way bigger than, frankly, this is a really historic situation. The judge in Dallas fully recognizes it. The federal judge also recognizes it. That it’s not a tactic. That what happens here has huge implications for capitalism in America. With that, Cathy, or whoever, I wanted everyone to have the opportunity to get the tough questions. I had the world’s largest investor questioning me today that may still be on here. I’m obviously getting to do a bunch of one-on-ones. I had hoped that the Governor would join, and then I offered Jacobo, who was there at the beginning, the opportunity to join, but that didn’t happen. I am happy to take all of the tough questions so that every shareholder has the most informed view of what’s the best path for Fermi moving forward.

Question-and-Answer Session

Operator:

Our first analyst with questions today is Stephen Gengaro from Stifel.

Stephen Gengaro - Stifel, Nicolaus & Company, Incorporated, Research Division:

Thanks, and thanks Toby for taking the time today. I think my first question is really — it’s probably twofold. It’s around your time at Fermi and then your departure from Fermi. When we think about the amount of demand out there right now, what we struggle with is why an agreement or a contract hasn’t been reached? Then maybe as part of that, post your departure, Fermi had noted that the interest from customers had picked up. I’m just kind of curious if you could address those 2 issues.

Toby Neugebauer:

Obviously, that question revolves around Tenant 1. The stories around Tenant 1 are not accurate at all. As you all remember, December 12th is when we had a big webinar after Tenant 1 had dismissed the AICA. While we were having that call, I was still texting and negotiating with Tenant 1. We had no less than 10 meetings into February with Tenant 1. The reason we did not get there with Tenant 1, as I have said and it’s fixing to be in the record for everybody to see, Tenant 1 absolutely used the fact that we had a shareholder representing 185% of our float come into the market in November when we were negotiating this transaction. Again, the text will show all of that. That will be in the record very soon.

They used that to dramatically — yes, the rent was part of it, but that wasn’t the part that scared me. The part that scared me was that they dramatically increased the penalties if we failed. Everyone on the deal team that was in that city in the Northwest that day, just the bad feeling that, wow, we need to go look underneath the hood. We didn’t say like they say, it was the lease tension. They walked me to the car, okay? I needed to go back and look underneath the hood and see exactly where we were with the contracts that I’ve discussed with my letters the last few weeks. I am so glad that we did not sign that day and commit.

We kept working throughout the holiday into January. Anna knows, she was the last person in the room with Tenant 1 for the last week with the other negotiator. At the same time, we had 2 other tenants because of our exclusivity. That happened on the 5th. Our exclusivity was up on the 7th. The bad call that we all had, not my best day, was the 12th, the Friday after the 5th. What we came to the conclusion of was that the other tenants, which would have been 2, offered much better SLA and LD terms with more money. I don’t buy this argument at all. What I know is, if it is all of these other customers, why are we still focused on the customers that we intended to announce today?

I’ve been honest about Oracle. That meeting did not go well. If they wanted us to be the star of their show of their annual report, wasted a bunch of our time. Everything I told Oracle — the call that I know Marius is very upset about — every one of those things came true. I’m not aware, and I definitely know a bunch of people aren’t. If there’s a bunch of new tenants, it feels like we’re just dealing with the tenants that we had. If anything, my understanding is we lost 1 of the 2. The point is the tenant we had, the tenant we hoped to announce today, is a great tenant. Their partners are great partners. There is no doubt that Marius has a close, personal relationship with this group, which to me begs even more for him to make sure that everyone had an opportunity to participate. I know through our own process with our own bankers, I’m unaware of anyone other than Oracle, that’s a hard no in working with us bluntly.

Stephen Gengaro:

Great. Thanks. The other question I had was simply, as you think about the next couple of years, what would, from your seat, what would you like Fermi to look like 24 months from now?

Toby Neugebauer:

I think I want Fermi, and what I’ve always wanted, is that we’re the world’s best expert at building a private utility. Diversity of loads is critical, and I don’t see who’s advocating for that at Fermi today. Fermi was never about hooking up some gensets to some buildings, okay? Fermi was about creating one of the world’s largest or largest private utility that could handle diversified loads where you’ve got economies of scale, where 1 plus 1 on gensets nameplate production capacity equals 2.5 to 3.5. That’s what I envisioned Fermi to be. I think that’s what this market needs. That’s why I got up every morning and my colleagues that left with me, we got up every morning to create that.

Stephen Gengaro:

Great. Thank you for taking the time Toby.

Toby Neugebauer:

Thank you. Everyone deserves the answers to the questions.

Operator:

Your next analyst to ask questions will be Jeremy Shoykhet from Randian Capital.

Jeremy Shoykhet – Randian Capital:

Thank you Toby for doing this. I appreciate you sharing all of your thoughts. I just wanted to understand from a tactical standpoint, if it doesn’t make more sense to just kind of wait. If the company is already near completion with an initial signing of the tenant, why not just wait and then go with the governance after? I agree governance is very important. I just wonder if all the noise doesn’t create some challenges. If they’re — let’s say, they’re at the finish line with the current tenant, why not have that? Then, wouldn’t that be a stronger place to start with any kind of strategic alternatives position as having an existing tenant?

Toby Neugebauer:

The answer is — do you have my house bugged? Because this is what me and the boys are talking about all the time. The answer is you’re right, but maybe you’re wrong. There is a very strong argument — again, since we like Tenant 1, and if the economics are good, it’s the other contracts that bother us too – is, if we had a high degree of confidence on, not just the contract with Tenant 1, but all of the contracts that are required to execute on Tenant 1, we would overwhelmingly be in your court. I definitely think that we’ve at least, and if we haven’t, then we’ve got the wrong team negotiating, have added competitive tension to this negotiation that didn’t exist before.

I hear you. We have the most scarce — one of the most scarce assets in the world — and that is power gen that can come on quickly and that value diminishes quickly and the terms of that contract, the ROFRs associated with that power. I mean, the Primoris thing did not make my day today. You will see in the next 2 weeks when these — this was a mess. I do not want to disrupt the baby. I want the baby to grow strong. I want it to grow fast. I want it to be everything it can possibly be. I don’t understand how at least 7, probably 8, companies who’ve already done due diligence on the company, having the right to submit offers immediately, harms that.

Your point is well taken. I read your material this morning. Welcome to the conundrum I feel. I want what is best, but I am concerned about the process. If I had a crystal ball. I just don’t understand what was a big deal about letting all 7 companies, who had already done due diligence, put forth the proposal at the same time. Did I answer your question?

Jeremy Shoykhet:

Yeah no. Thank you. I appreciate it.

Operator:

Thank you. I believe we’ll be taking further questions at this time.

Cathy Landtroop:

Yes. With no further questions from Jeremy or Stephen, we do have a few questions provided by people on the phone today, Toby, that are on the webinar.

The first one is from Taylor. They say, it’s all about the tenant. If you had a tenant, the stock would have been higher. Just why not sign a deal at slightly worse economics and you wouldn’t be in this situation?

Toby Neugebauer:

I shouldn’t say it. I had no intention of being a crusader, okay? I believe signing a tenant is not the hard part. I believe executing on a tenant and being able to honor the contracts, which is why I started with the contracts is the right answer. I absolutely — when I was in the Northwest on December 5th, where they were throwing that the stock price had gone down 56%, even though we had nothing but positive news in this. I knew I was taking the hit, but I knew I was creating a long-term company. I wanted to sign contracts that I knew we could excel at and be successful at because the asset is so great, it deserved execution so great.

You know what? Look at me, I lost my job over it. Not really, but let’s call it that. I still have no regrets at all and neither do the 9 other people who left. It was the right call. So we are in for the long haul. I almost wish that the stock would pop for the tenant and then we, that want to stay in for the long haul, can make the long-term right decisions for Fermi. I hear you, is the point. I’m just letting you know, Taylor, how I thought about it.

Cathy Landtroop:

Another question from Nick. If you lose the proxy contest, will you do what’s best for shareholders and allow the company to become REIT compliant, or make it difficult for the company to obtain REIT status?

Toby Neugebauer:

I’ve been crystal clear, Nick. I don’t know if this is our friend, Nick, from Evercore. I have zero interest in not making the company REIT compliant and have proposed a solution to all of the shareholders. We’re incredibly — sorry, too much Redbull — we’re incredibly blessed at Fermi. And I have set up, I think, 4 foundations already that are ready to receive these shares with independent boards. I think the securities accounts are already open.

I don’t — I’d like to see how all this goes, but we 100% have already taken actions to make sure that we — I look back and I’m paying a heavy price for making it a REIT. I definitely still think it was the right decision. But boy, it’s been a thorn in my side today. But I also don’t intend to lose the — we’ve had a really, really good day with 2 of the highest profile investors.

Cathy Landtroop:

A question from Simon. Do you expect any dilution to raise more financing for the project?

Toby Neugebauer:

Yes, that’s what scares me. That’s what the presentation was about. When I look at why the tenant deal matters, is it will require, I think, potential dilution. That’s why I talk about the 3 Cs a lot.

Cathy Landtroop:

Question by Manadeep. Why do you give the market the impression that Fermi’s management is incapable or doesn’t have Fermi’s best interests at heart?

Toby Neugebauer:

I believe that Fermi management has its best interest at heart. What I have said all along is Fermi lost, not me, but 9 other critical people that were, I would call, the leadership behind Fermi 2.0. As I said in the most sincere way, I’m so concerned about it, that I proposed John Sellers and Cody Campbell to move into leadership positions because what we need are people that can execute large energy projects at scale. I don’t — this is not a character attack. A little bit in that I think the leadership knows they’re missing it.

I think it’s time for them to be completely honest and let’s get a CEO. Let’s replace the 9 critical people we lost and let’s march forward so that we can ensure — again, everyone needs to understand these contracts have real penalties in them and with real consequences. And that’s what kept me up. That’s what got me up at 3:00 a.m. every morning was to make sure that we can execute.

If I’m coming across that I think there’s bad intention, I apologize for that. That’s not it. I have been with these men, and I know exactly that they’re fully — and well, the women have left, but with these gentlemen — and that’s why I invited Jacobo to come. Happy to discuss this with Jacobo in person in front of all of you.

Cathy Landtroop:

A question from Jack. You were terminated. The company cited misrepresentations to the Board and conduct that violated company policy. During your tenure, the stock fell roughly 82% from its high, and Fermi lost at least one $150 million tenant deal with the company on record saying your conduct damage relationships with business counterparts. Given all of that, why should shareholders trust your judgment over the current Board’s on what is best for this company?

Toby Neugebauer:

Let’s go through the 80%. 56% of the stock share price came because Mr. Meisel, Penncross Energy, he’s close friends with the Governor Perry’s son magically, shares became available to sell within 30 days after the IPO. That represented a 185% increase in float in 30 days. The record is going to show that absolutely influenced the negotiations with Tenant 1. I chose not to accept tenant # 1. Again, you’ll see it in the record soon.

Again, I’m not blaming them, Tenant 1, for using what they had to tough trade us. I chose to take the additional share price hit so that we could put ourselves in a position to be successful long term. The week I was terminated, that Monday through Thursday, because the market realized that we were going to get tenants, and we were going to get partners. You’ve heard me talk about the steak and adding the lobster, adding dramatically to the scope that we were going to perform, the stock was up 36%.

As it relates to these issues of conduct, this is the funny thing. There will be not a text. There will not be an e-mail, and there will not be a Board meeting minute where any of these accusations were brought to my attention. If you work at McDonald’s and you’re doing something wrong, your manager is required to be there. Cathy, you’re on the phone. You were there the last conversation I had with Marius, and he made none of these accusations. He just said basically the guns, as a Texas Tech term, as I’ve already alluded to.

So all of these nonsense things are going to be revealed in the next 21 days. There will not be a text, there will not be an e-mail. There will not be a Board minute where I was a participant in that says anything related to these matters. And we’ll deal with those accordingly after we get a tenant, or after we get a sale.

Cathy Landtroop:

Ben asks, what has surprised you most in shareholder conversations since launching the campaign? And are holders more focused on governance, sale value, dilution risk or execution risk?

Toby Neugebauer:

I think the most surprising thing has been the misinformation that I somehow want to take a 20% to 30% profit and run. Anybody who knows me knows that’s just not who I am as a human being. But it’s been interesting. The company has done a really good job perpetuating that. I think the second thing is that it has come across that I’m anti-tenant, when no one benefits more from something that transforms the share price more than me. My love for this company and for what we accomplished, and my appreciation for the value of what had happened is higher than anyone else’s. So that caught me off guard.

I have gotten in with — obviously, I spend my time on one-on-ones. Interesting, the dilution hasn’t come up as much as I’m worried about, which surprised me. The vote count, I think, comes up. Are we going to back a winner and 70-30. I will just tell you where I am on that. I think this judge — I don’t know if I’m allowed to say this — but 2 of their law firms have already left the case. I think the judge thinks we deserve a fair hearing. I’m not going to read into it. Everybody can read the transcripts. They’re out. And that’s it. Why are we voting on the 70 — why are you asking us to vote before the 70-30 is decided?

That’s something, Cathy, that I’m questioning myself. Do we just go get the ruling on the 21st or the 23rd, and let everybody vote knowing the full facts? Maybe that is the answer. That’s been where I have gotten a lot of questions. But having said that, I’ve had a great day. As you know, Angela, my chief of staff, just got her voting card yesterday. You just got yours Friday. I think it’s real early to get all of these decisions in.

Cathy Landtroop:

Perfect. I know we’re coming to a close here for you to make your closing remarks. I’m just trying to see if there’s any last question that we can bring on before that. Maybe this is a good one. A.J. has asked, if the proxy vote is not successful, how do you think the situation plays out from here? What do you see as the likely next steps? That almost kind of goes to your closing anyway, Toby?

Toby Neugebauer:

Yes. Here’s the deal. What I have said is that I hear so much about this project. We were so blessed as a family to get to be a part of birthing this and really loved our first year of stewardship. I am concerned about the overhang, and it’s not me. I am concerned about the Perry overhang. I know the effect of the Meisel overhang, having personally lived through it. I know people on this call from Fermi would constantly complain to me, “every time we do something good, Stephen sells.” So I hate that. It’s a really big buzzkill in terms of the leadership. My prayer, if I lose the proxy, is that the company would find a leadership team that is very experienced at executing large-scale energy projects. That is it. And — you’re right, Cathy, that’s probably, we’ve gone even over here.

But the point I would close with is this. I want you all to make the right decision for yourselves. I do not want to come back to the company. Our family has completely moved on. Even when I suggested on the John and Cody deal that 9 of the guys go back at Cody and John’s discretion, there were no takers. There were no takers. I think everybody on that is. So that is not — I have no economic or personal incentive to do anything, but hope that the company is incredibly successful. The only thing I would add to that, Cathy, as I’ve had conversations today, as you know, with some of the biggest investors on the planet and you and I’s own personal experience, is I am going to extend the proxy. I haven’t even told my lawyers who are on the phone. We have to extend this after the judge rules. No one wants to have a proxy fight over America’s 250th birthday.

Cathy, you and I know what we wanted to do on America’s 250th birthday with the Koreans and the NRC: announce our groundbreaking on our nuclear reactors, which absolutely could have occurred. My deal is to be constructive. My deal is to maximize value. I really want you all to cogitate on why I started with the key concepts of these contracts. The only thing I would add that makes news today is that I didn’t send out mailers like the company did this week because who wants to deal with the Fermi proxy fight on America’s 250th birthday. Everyone knows I’m a patriot and my family is very patriotic. So what we’re going to suggest doing is moving the voting until after the judge rules.

That way, every investor will have the opportunity to read the facts and understand really the past, present and future of Fermi. With that, I wish all of you a — it feels so — I don’t know, let’s pick up the pace in our patriotism and celebrating our 250th birthday. I hope each and every one of you enjoy your families. Thank you.

Cathy Landtroop:

Toby, we had one last question as a follow-up. Just because of your overhang comment there, you keep saying that you’re the one aligned with shareholders. This was the follow-up. Is that because you haven’t sold and you said you hadn’t sold post-IPO, and then they said you sold, but it was pre-IPO? Can you just clear that one up, please?

Toby Neugebauer:

Yes. Pre-IPO. We’re going into the ownership. I think I owned 41% or 42%, okay? It was hard not to create an overhang issue going into the IPO if my family owned almost the 5/50 rule in and of itself. I mean, it only left 8. Miles calculated, I think, at one time, we were, pre-IPO, like 67% under our 5/50 rule. It was like a really high number. I took the advice of investment bankers. Even though at the same time, I was arguing for — you obviously know where I thought the valuation should be — a much higher valuation. I agreed to sell to who I thought were investors who were going to support the company in its IPO moving forward and giving them a toehold investment with a sell-down by my family. I look back now, and we should not have even done that in light of what all has happened, but I did it with the best intentions.

Cathy Landtroop:

Thank you for that clarity. Thanks, everyone, for joining today’s call. I know it took a good hour of your time, and we appreciate your interest.

Toby Neugebauer:

Especially this week. I feel bad bothering people on their 4th of July week. You can see we’re getting ready to celebrate.

Cathy Landtroop:

We appreciate everyone’s support of Project Matador and joining us today. And with that, the call is now over. Thank you. Have a great day.

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designation card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATION CARD, THAT HAVE BEEN OR WILL BE FILED BY THE PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, (ii) 94,359,659 shares of Common Stock beneficially owned by Melissa A. Neugebauer 2020 Trust, and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

Exhibit 99.1

DISCLAIMER The views expressed in this presentation represent the opinions of Toby R. Neugebauer and two of his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), which beneficially own shares of Fermi Inc. (the “Company”), together with David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”), and have been derived or obtained from publicly available information with respect to the Company and from third - party reports. The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Participants’ conclusions. The Participants reserve the right to change any of their opinions expressed herein at any time. The information in this presentation is current only as of the date of this presentation. The Participants disclaim any obligation to update the information or opinions contained in this presentation. Certain financial projections and statements made herein have been derived or obtained from filings made with the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities and from other third - party reports. The Participants are not responsible nor have any liability for any misinformation contained in any SEC or other regulatory filing or third - party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. Any estimates, projections and potential impact of any opportunities identified by the Participants herein are based on assumptions that the Participants believe to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This presentation is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Fermi Founder Parties currently beneficially own shares of the Company. It is possible that there will be developments in the future that cause the Fermi Founder Parties from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares, subject to applicable trading rules. Although the Participants believe the statements made in this presentation are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication they make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant. The materials in this presentation contain forward - looking statements made by the Participants in their independent capacity as shareholders of the Company. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward - looking, and the words “anticipate,” “believe,” “expect,” “intend,” “project,” “will,” “may,” “would,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward - looking statements. These statements are based on the Participants’ current views and expectations, speak only as of the date of these materials and are subject to inherent risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve risks and uncertainties with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants. Although the Participants believe that the assumptions underlying the projected results or forward - looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward - looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward - looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward - looking statements will be achieved. Accordingly, you should not rely upon forward - looking statements as a prediction of actual results. Except to the extent required by applicable law, the Participants will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward - looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

J U N E 3 0 , 2 0 2 6 Securing Maximum Value for Fermi Shareholders A Case for running an Independent Strategic Alternatives Process for Project Matador P R E S E N T E D B Y Toby R. Neugebauer Vicksburg Investments Management LLC Melissa A. Neugebauer 2020 Trust

KEY CONCEPT: Contracts are either an Asset or Liability of the Company Exponentially true for the huge complex contracts that Fermi has and must enter into Exponentially true when you consider Fermi’s Balance Sheet relative to the size of the contracts it must enter into For example, an EPC contract like that announced with Primoris today is either an asset or liability !!! A gas contract is either an asset or liability - A grid connect is either an asset or liability

KEY CONCEPT: Contracts are either an Asset or Liability of the Company The dozens of other contracts that effect execution are either an asset or liability The people stewarding these contracts are assets or l iabil ities A contract with a tenant — an e x p onen tial asymmetrical asset or liability Fermi 1.0 — insured a contract would have been an asymmetrical liability The team of contractors and Fermi’s stewards guaranteed it

KEY CONCEPT: Competitive tension could create substantially greater value for shareholders

S E C T I O N 0 1 · S U M M A R Y Executive Summary S E C T I O N 1 O F 6 Why we are calling for a special shareholder meeting to elect a new Board majority

EXECUTIVE SUMMARY

Fermi Must Explore Every Option - and Shareholders Must Decide

THE COMPANY

Fermi has built an extraordinary business on a uniquely rare asset - but execution of the next phase remains highly contingent at this critical early phase of Project Matador.

THE PROBLEM

The current Board is asking shareholders to stomach four major risks and expressly forgo the opportunities that may arise from a strategic alternatives process.

LEASE PRICING RISK	FINANCING RISK	DILUTION RISK	EXECUTION RISK
Rushing a tenant contract and sacrificing on pricing may anchor terminal value for 15–20 years.	Further parent-level capital and several billions of dollars of project capital required to support the first campus alone.	Fermi 2.0 'strategic investors' (client-tenants, sovereign wealth funds, third parties) have yet to be sized, priced, or named. This process might heavily dilute current shareholders	Counterparty risk across customers, contractors, and vendors - defaults can trigger substantial liquidated damages and financing guarantees.

OUR REMEDY

An independent, dual-track process that evaluates every market outcome - before irreversible value and market opportunity is lost.

INDEPENDENT COMMITTEE	BANKER-LED MARKET TEST	DUAL TRACK	EVIDENCE-BASED DECISION
Independent directors lead the review - with no prior commitment to any outcome.	Six buyer categories engaged through a formal process led by an independent banker.	Strategic bids tested side-by-side with the company's standalone leasing path on the same evaluation framework.	The path producing the best risk-adjusted outcome for all shareholders wins.

EXECUTIVE SUMMARY

Why We Called A Shareholder Vote

We are calling on shareholders to elect a Board willing to evaluate every path to maximize value — before any value erodes

WHY WE DID THIS

Five reasons we are calling on shareholders to elect a new Board

01

The Board Refused to Run a Process — Shareholders Must Force One

The Board declined to run a strategic alternatives review or test market interest. Shareholders deserve a Board willing to evaluate every option.

02

Stock Overhang & Decline has Impaired Cost of Capital

As seen in the November (2025) stock decline, large shareholders can exert negative pressure on Fermi's share price. In addition, the recent Fermi leadership changes have widened the cost-of-capital gap. Every month of uncertainty makes it harder to finance the build at acceptable terms.

03

Time-to-Power is the Asset — Delay Erodes the Premium a Buyer Will Pay

Our competitive moat is our head start. Permits, OEM slots, and capital have been lined up and replicating Project Matador as it stands today would take a competitor over 5 years. Further, delay erodes the premium a buyer will pay.

04

Credible Buyers Exist — Dual-Track Maximizes Competitive Tension

We believe there are many credible potential counterparties – including hyperscalers, neoclouds/data-center platforms, chip manufacturers, and financial sponsors. A dual-track process can maximize competitive tension.

05

The Wrong Long-Term Contract Hurts Terminal Value Forever

A poorly structured tenant agreement would lock in pricing that can erode Fermi's value for decades. A focused Board running a dual-path process would negotiate from strength - not under duress.

WHAT THIS IS NOT

Anticipating — and rejecting — three counter-narratives

Toby Neugebauer Is NOT Seeking the CEO Role

This has nothing to do with management succession. Toby is not running for CEO. Toby expects that the Independent Nominees will run a CEO search or continue the search led by the Board.

This is NOT a One Outcome Solution

We are seeking a Board willing to evaluate all options - including a standalone build, strategic partnership, or a sale. The current Board refuses to listen to all market alternatives. The new Board will look - and let the market speak.

Interests are 100% Aligned with Shareholders

We are large shareholders acting in the interest of 100% of Fermi shareholders. The singular question is which path maximizes value for every shareholder, and a Board that will not even ask the question cannot answer it. Neither Toby, his Vicksburg entity, or the Melissa A Neugebauer 2020 Trust has sold a single share since IPO lockup expired

EXECUTION & PROGRESS

Project Matador - What Has Been Built in 15 Months

11 GW+

Private power-grid
and data-center campus

Amarillo, Texas · Adjacent to the U.S. DOE's Pantex Plant

- 7,500 acres on a 99-year ground lease with the Texas Tech University System
- 6 GW Clean Air Permit APPROVED (second largest in the nation) + an additional 5 GW application pending
- 50+ FTEs fully immersed in the development and steadily executing
- $1B+ in financing facilities - majority led by MUFG
- 2+ GW of generation capacity secured
- 450 MMcfpd gas pipeline installed and 300+ MMcfpd of firm transport contracted
- 2.5MGD of water from Amarillo and a path to ~18.5MGD of max peaking availability via adjacent properties, with water line and tower one complete
- First large-scale nuclear COL application accepted for review by the Nuclear Regulatory Commission (NRC) in over 15 years

Source: FRMI 10-Q, Shareholder Letter, 10-K, Fermi Inc. Press Releases

S E C T I O N 0 3 · T H E T H E S I S Our Thesis for A Strategic Go - To - Market Why we are pursuing a dual path process and why the buyer universe is ready to bid S E C T I O N 2 O F 6

OUR THESIS

What the Ideal Best Buyer Will Bring – The Three C's

The lens through which an independent process should evaluate every potential buyer – and the framework that converts the standalone risk profile into a derisked platform.

01

C

Capital

Low cost of capital · investment-grade balance sheet

- Funds remaining $70B+ Phase 1–4 capex without dilutive equity raises
- Sub-5% cost of debt vs. depressed standalone WACC
- Can absorb larger completion and liquidity (financing) guarantees

DERISKS

Financing & dilution risk

02

C

Customer

Captive offtake or anchor-tenant capability

- Existing AI compute or power demand to internalize
- Acts as anchor tenant for the first phase of capacity
- Validates remaining capacity for sub-tenant agreements

DERISKS

Texas Tech lease & tenant contracting risk

03

C

Construction

Hyperscale data center or large-scale power expertise

- Track record building hyperscale data centers and/or generation at scale
- Operational capability to execute the full 11+ GW build-out

DERISKS

Execution & cost-overrun risk

ALL THREE TOGETHER

The Best Buyer

Each C alone is only partial. Together the Three C's convert Project Matador's standalone risk profile into a derisked, fundable, and executable platform

OUR THESIS

Six Buyer Categories Orbiting Project Matador


Captive AI compute demand
Hyperscalers
Designated power for chip/semiconductor contracts
Chip/Semi Companies
Business line strategic diversification · balance sheet strength
Oil & Gas Majors
PROJECT
MATADOR
11+ GW
Vertical integration of compute & power
NeoClouds
Operating capability · construction execution
Data Center Developers
Infra. PE / Sovereign Wealth
Long-duration capital · cost-of-capital arb

A diverse set of strategic suitors, drawn from the most well-capitalized and competitive industries on the planet, at a critical moment of need and disruption

OUR THESIS · UNIT ECONOMICS

Three Buyer Types – Illustrative Economics

Illustrative Annual EBITDA per 1 GW of capacity for each buyer type.

01 Data Center Developer

Turnkey development + Triple-net lease

ASSUMPTIONS

- 1 GW critical IT load (post-PUE)
- $11B build cost per GW · 8-10% YOC

ANNUAL CASH FLOW

Real Estate NOI	$990M
ANNUAL EBITDA	**$990M**

Est. EBITDA / GW

$990M

02 Hyperscaler

Captive AI compute revenue

ASSUMPTIONS

- 1 GW critical IT load (post-PUE)
- AI cloud revenue per GW per year (industry: $12-20B)
- ~35% margin on AI services

ANNUAL CASH FLOW

AI Cloud Revenues	$12-20B
AI Cloud Operating Margin	35%
ANNUAL AI CLOUD EBITDA (estimated)	**~$5.6B**

Est. EBITDA / GW

$5.6B

03 Chip/Semi Company

Designer margin + vertical integration

ASSUMPTIONS

- 1 GW critical IT load
- AI cloud revenue per GW per year (industry: $15- 20B)
- Chip margin (industry 50-70%)

ANNUAL CASH FLOW

Chip Revenues	$15-20B
Operating Margin	60%
ANNUAL OPERATING INCOME	**$10.5B**

Est. OPERATING INCOME / GW

$10.5B

NOTE: Figures outlined above are for illustrative purposes ONLY. Benchmarks are aligned with publicly available earnings data and analyst reports across a multitude of peers in each market segment.

OUR THESIS

The Value Uplift Justifies a Premium Price

The acquisition of 2.2 GW of co-located gross power, with significant room to scale, supports a consistent pipeline of earnings measured in the **billions**. Capitalized at each acquirer's prevailing forward multiple, that cash flow translates into a material uplift in enterprise value.

Data Center Developer

Stabilized, contracted real-estate income, secured against the delivered power footprint on a long-dated, net-lease basis.

FORWARD MULTIPLE

~20x

Capitalized on developer / core-infrastructure multiples.

Hyperscaler

The same capacity monetized as captive AI compute, generating recurring platform-level operating cash flow at scale.

FORWARD MULTIPLE

~15x

Capitalized on prevailing platform earnings multiples.

Chip / Semiconductor

Highly sticky product suite that recycles several times throughout the customer's lease term.

FORWARD MULTIPLE

~22x

Capitalized on sector multiples, normalized for hold.

Across all three acquirer profiles, the same underlying asset yields a clear and defensible valuation uplift.

Forward multiples reflect sector medians per FactSet (5/1/2026); semiconductor multiple normalised to reflect a sustained long-term hold. Illustrative only; benchmarked to publicly available earnings data and analyst reports across comparable peers in each segment.

OUR THESIS - THE BEST OWNER PRINCIPLE

Shareholders Want to Sell to the Buyers Who Pay the Most

Two buyers can look at Fermi today. They see the same company and asset, but have very different motivations to own it.

STRATEGIC PARTNER OR ACQUIER

The Bottlenecked Strategic

A hyperscaler, chipmaker, industry-adjacent financial sponsor, or data-center developer with a capacity problem they can't solve on the open market.

- **Capacity-constrained: must have power**
  Industry strategics are competing intensely for an edge to advance their business models and capture market share. Fermi has some of the most abundant near-term supply of a critical input to that mission.
- **Lower cost of capital: benefits accelerated execution and value realization**
  Companies with investment-grade balance sheets or tier-1 sponsors can accelerate timelines and execution quality on major financings and project deliveries.
- **Captures synergies: pays for control, not just yield**
  Vertical integration with their own compute, fab, or colo demand turns Fermi's MW into their margin, not someone else's.
- **Pays through their own multiple**
  Hyperscaler / chip / DC developers are stabilized and well-diversified. Earnings from the Fermi asset, coupled with the strong multiples the potential buyers trade at, should be accretive to their shareholders.

CURRENT MARKET BUYER

The Public Market Investor

A passive shareholder underwriting Fermi's standalone execution at today's $5–7 share price.

- **Underwrites execution risk through the multiple**
  Near and long-term milestones across tenant contracting, construction, financing, permitting, and procurement are all major risks to shareholder value.
- **Discounts for capital risk at every raise**
  Billions are required at the SPV level to satisfy construction of the first campus alone - contingent on tenant lease terms and guarantees. Future parent-level equity raises can be dilutive to shareholders.
- **Cannot underwrite future tenant pricing and applies a haircut**
  Tenant lease terms may set a market precedent that impacts the terminal value of the asset.
- **Discounts the asset, doesn't capture synergies**
  Peer shareholders likely apply a higher discount rate given Fermi is a first time developer and the recent noise around management changes. There are no operating synergies to monetize for current passive shareholders.

Maximizing Value for All Shareholders Means Selling to the "Best Buyer" – Who Will Pay the Most for Their Shares

Source: Fermi 10-K (3/30/2026), 10-K/A (4/30/2026), 10-Q (5/15/2026).

Shareholders Should Decide the Future of Fermi. This is about achieving maximum value for shareholders — and the shareholder democracy required to do it. Mr. Neugebauer does not intend to return to management. His focus — and the Nominees' focus — is ensuring that Fermi's value is maximized for all shareholders. A credible, independent process can do that. The current Board has demonstrated, in fewer than 90 days, that it cannot. 25 / 25

BACKGROUND TO PROXY • STRUCTURAL ENTRENCHMENT

Their 70% Threshold is an Insiders Veto – We are Challenging It

The Board raised the vote threshold to add additional directors from 50% to 70%, while ~22.5% of shares are held by insiders.

OWNERSHIP COMPOSITION (APPROX.)


22.5%
35%
42.5%

■	**Founder Aligned**	~35%	*Believed to be aligned with shareholder review*
■	**Maximum Public Float**	~35-43%	*Maximum Potential Independent shareholders*
■	**Minimum Board Insiders**	~20-25%	*Structurally aligned with status quo*

THE MATH OF THE 70% THRESHOLD

70%

NEW THRESHOLD
to add additional directors,
raised from a simple 50% majority.

70% THRESHOLD


FOUNDER ALIGNED 35%
PUBLIC 42.5%
INSIDERS 22.5%

TO MEET THE 70% THRESHOLD:

Founder Aligned Parties (35%) + every Public share (42.5%) = 77.5%.

Founders must get effectively every single public shareholder's vote to expand the size of the board and elect new directors.

Given allowance for no-votes, voting against, or abstaining, there is a razor thin margin of error for a fair shareholder test.

A 70% threshold with ~22.5% blocked by Board insiders is mathematically equivalent to a Board veto.
This rule was changed by the Board mid-game to ensure shareholder votes cannot change anything.

Sources: Fermi Inc. bylaws / charter amendments.

DISCLAIMER The views expressed in this presentation represent the opinions of Toby R. Neugebauer and two of his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), which beneficially own shares of Fermi Inc. (the “Company”), together with David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”), and have been derived or obtained from publicly available information with respect to the Company and from third - party reports. The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Participants’ conclusions. The Participants reserve the right to change any of their opinions expressed herein at any time. The information in this presentation is current only as of the date of this presentation. The Participants disclaim any obligation to update the information or opinions contained in this presentation. Certain financial projections and statements made herein have been derived or obtained from filings made with the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities and from other third - party reports. The Participants are not responsible nor have any liability for any misinformation contained in any SEC or other regulatory filing or third - party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. Any estimates, projections and potential impact of any opportunities identified by the Participants herein are based on assumptions that the Participants believe to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This presentation is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Fermi Founder Parties currently beneficially own shares of the Company. It is possible that there will be developments in the future that cause the Fermi Founder Parties from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares, subject to applicable trading rules. Although the Participants believe the statements made in this presentation are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication they make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant. The materials in this presentation contain forward - looking statements made by the Participants in their independent capacity as shareholders of the Company. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward - looking, and the words “anticipate,” “believe,” “expect,” “intend,” “project,” “will,” “may,” “would,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward - looking statements. These statements are based on the Participants’ current views and expectations, speak only as of the date of these materials and are subject to inherent risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve risks and uncertainties with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants. Although the Participants believe that the assumptions underlying the projected results or forward - looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward - looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward - looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward - looking statements will be achieved. Accordingly, you should not rely upon forward - looking statements as a prediction of actual results. Except to the extent required by applicable law, the Participants will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward - looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.